EXHIBIT 99.1
 [GRAPHIC OMITTED]
  #06-18
                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450


           B/E AEROSPACE SECOND QUARTER 2006 FINANCIAL RESULTS EXCEED
                       EXPECTATIONS; 2006 GUIDANCE RAISED

      WELLINGTON, FL, July 26, 2006 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the second quarter of 2006.


HIGHLIGHTS

   o Record second quarter revenues of $271.5 million reflect 30.8 percent year-over-year organic growth.

   o Second quarter operating earnings of $35.3 million were 46.5 percent higher than the same period in the prior year. Second quarter operating margin of 13.0 percent expanded by 140 basis points versus the same period in the prior year.

   o Earnings before income taxes of $26.6 million nearly tripled versus the same period in the prior year.

   o Net earnings for the current quarter were $18.7 million, which is up by $10.3 million or more than double the $8.4 million earned in the same period in the prior year. Diluted earnings per share of $0.24 were up $0.10, or 71 percent, versus the same period in the prior year, despite a $7.2 million increase in income taxes and an 19.9 million, or 35 percent, increase in shares outstanding.

   o Bookings for the quarter ended June 30, 2006 were strong, approximating $375 million, and represent a book-to-bill ratio of 1.4:1. Year-to-date bookings for the six-month period ended June 30, 2006 were nearly $900 million, which is a record for any six-month period and represents a book-to-bill ratio of approximately 1.7:1. Record backlog at June 30, 2006


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                                                                               2

      stood at over $1.45 billion, an approximate increase of 75 percent as compared to backlog at June 30, 2005.

   o Company raised its 2006 earnings guidance by $0.02 per diluted share to $1.19 per diluted share exclusive of the debt prepayment charge.


SECOND QUARTER PERFORMANCE

      For the second quarter of 2006 consolidated sales of $271.5 million increased $63.9 million or 30.8 percent over the second quarter of 2005.

      Operating earnings for the second quarter of 2006 of $35.3 million increased by $11.2 million or 46.5 percent as compared to the same period last year. The second quarter operating margin of 13.0 percent expanded by 140 basis points. The substantial increase in operating earnings was driven by continued revenue and earnings growth as well as margin expansion in each of B/E's Commercial Aircraft, Distribution and Business Jet segments.

      Interest expense for the second quarter of 2006 of $8.7 million was $6.3 million lower than interest expense recorded in the same period in the prior year, resulting from the retirement in January 2006 of all of B/E's $250 million of senior subordinated notes due 2008.

      Earnings before income taxes of $26.6 million were nearly three times higher than the prior year's pre-tax earnings of $9.1 million. Income taxes for the second quarter of 2006 were $7.9 million, or approximately 30 percent of earnings before income taxes, and were $7.2 million greater than income taxes in the same period in the prior year.

      Net earnings for the second quarter of 2006 were $18.7 million, or $0.24 per diluted share based on approximately 78.1 million fully diluted shares, versus net earnings of $8.4 million, or $0.14 per diluted share based on 60.1 million fully diluted shares in the same period in the prior year.


SECOND QUARTER SEGMENT DISCUSSION

      Net sales by segment were as follows:

                                                NET SALES
                       ---------------------------------------------------------
                                      Three Months Ended June 30,
                                            ($ in millions)
                       ---------------------------------------------------------
                                                                         Percent
                           2006             2005          Change          Change
                       ---------------------------------------------------------
Commercial aircraft      $182.1           $136.4           $45.7           33.5%
Distribution               55.0             45.0            10.0           22.2%
Business jet               34.4             26.2             8.2           31.3%
                       ---------------------------------------------------------
Total                    $271.5           $207.6           $63.9           30.8%


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                                                                               3


      The Commercial Aircraft Segment ("CAS") generated revenues of $182.1 million in the second quarter of 2006, an increase of $45.7 million or 33.5 percent versus the same period in the prior year. The increase in sales was primarily due to a higher sales volume of commercial aircraft passenger cabin equipment. The Distribution Segment delivered revenue growth of 22.2 percent in the second quarter of 2006, driven by a broad-based increase in aftermarket demand for aerospace fasteners, as well as continued market share gains. In the Business Jet Segment, revenues increased by 31.3 percent in the second quarter of 2006, reflecting a substantial increase in shipments of super first class products and strong business jet deliveries.

      The following is a summary of the growth in operating earnings by segment:

                                           OPERATING EARNINGS
                       ---------------------------------------------------------
                                      Three Months Ended June 30,
                                            ($ in millions)
                       ---------------------------------------------------------
                                                                         Percent
                           2006             2005          Change          Change
                       ---------------------------------------------------------
Commercial aircraft       $21.7            $14.2            $7.5           52.8%
Distribution               11.8              9.0             2.8           31.1%
Business jet                1.8              0.9             0.9          100.0%
                       ---------------------------------------------------------
Total                     $35.3            $24.1           $11.2           46.5%


      CAS operating earnings of $21.7 million increased by $7.5 million or 52.8 percent versus the same period in the prior year. CAS operating margin for the quarter expanded to 11.9 percent, a 150 basis point improvement over the same period in the prior year. The CAS margin expansion was primarily the result of ongoing manufacturing efficiencies and operating leverage at the higher level of sales. CAS backlog at June 30, 2006 reached another record level.

      The Distribution Segment generated record revenues of $55.0 million in the second quarter of 2006, an increase of $10.0 million or 22.2 percent versus the same period in the prior year. Operating earnings at the Distribution Segment in the second quarter of 2006 were a record $11.8 million, which was 31.1 percent greater than the same period last year and represented a 21.5 percent operating margin.

      The Business Jet Segment generated second quarter revenues of $34.4 million, an increase of 31.3 percent as compared to the second quarter of 2005. Operating earnings at the


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                                                                               4

Business Jet Segment during the quarter of $1.8 million were $0.9 million greater than operating earnings in the same period last year. The increase in operating earnings reflects the higher level of revenues associated with increased production volumes of the new super first class product line and the strong recovery in the business jet industry.



SIX-MONTH CONSOLIDATED RESULTS

      For the six months ended June 30, 2006, B/E reported consolidated sales of $518.7 million, a 28.4 percent increase over the same period last year. Operating earnings of $66.4 million for the first six months of 2006 were $22.4 million or 50.9 percent greater than the same period last year, due to both the
28.4 percent revenue growth and a 190 basis point expansion in operating margin to 12.8 percent of sales. Interest expense of $18.2 million for the current six-month period decreased by $11.9 million versus the same period in the prior year. Earnings before income taxes for the current six month period of $46.4 million were over three times the prior year's earnings before income taxes of $13.9 million. Net earnings for the current six-month period were $32.5 million or $0.42 per diluted share, increases of 160 percent and 100 percent, respectively, versus the same period last year. Bookings for the current six-month period were nearly $900 million, a record for any six month period, and represent a book-to-bill ratio of 1.7:1.

      For the six months ended June 30, 2006, CAS operating earnings of $37.2 million increased by 60.3 percent, due to both a 27.2 percent increase in revenue and a 230 basis point expansion in operating margin to 11.1 percent of sales. The margin expansion was primarily due to ongoing manufacturing efficiencies and operating leverage at the higher sales volume. Distribution Segment's operating earnings of $23.6 million during the six months ended June 30, 2006 increased by $5.8 million or 32.6 percent on a 23.5 percent increase in sales, reflecting further operating efficiencies at the higher sales level. Business Jet Segment's operating earnings of $5.6 million in the current six-month period were up $2.6 million or 86.7 percent as compared to the same period in 2005.



LIQUIDITY AND BALANCE SHEET METRICS

      At June 30, 2006 B/E's net debt-to-net capital ratio was 32 percent. Net debt at June 30, 2006 stood at $294 million, which represents total debt of approximately $429 million, less cash and cash equivalents of approximately $135 million. Cash and cash equivalents increased by approximately $29 million from the December 31, 2005 balance of approximately $106 million, as adjusted for the prepayment of $250 million of senior subordinated notes in January 2006.


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                                                                               5

      At June 30, 2006 there were no bank borrowings outstanding under the company's revolving credit facility, and no principal payments are due on the company's long-term debt until 2010. Depreciation and amortization for the six months ended June 30, 2006 and 2005 were $14.0 million and $14.4 million, respectively. Capital expenditures for the six months ended June 30, 2006 and 2005 were $10.8 million and $7.1 million, respectively.



RECENT WINS AND RECORD BACKLOG STRENGTHEN OUTLOOK; 2006 GUIDANCE RAISED

      Backlog at the end of the quarter was a record $1.45 billion, representing an increase of approximately $650 million or over 75 percent as compared to backlog at June 30, 2005. The strong bookings for the quarter were primarily driven by an expansion of aftermarket premium class retrofit awards, comprised of a variety of seating products, a broad array of food and beverage preparation and storage equipment, and engineering services.

      "Our bookings performance this quarter is particularly noteworthy given the absence of any single, major customer award during the quarter. The strong level of bookings reflects the high level of customer activity in the marketplace and continued traction on acceptance of B/E's portfolio of new products. Bookings in the quarter also further strengthened the quality of our record backlog with orders for higher margin products. Our growing and improving backlog further bolsters our confidence in the outlook for the next few years," said Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace.

      "We are encouraged by the strength of aftermarket demand which has been the primary driver of both revenue and backlog growth. We now expect 2007 to be a year in which backlog will again grow due to the expected orders associated with new aircraft deliveries in the 2008 to 2010 period. Robust industry conditions coupled with stronger than expected bookings and backlog during the first half of 2006 further bolster our confidence in an acceleration in earnings in the second half of this year and significant additional operating margin expansion in the second half of 2006 and in 2007. Accordingly, we are raising our full-year earnings guidance by $0.02 per diluted share to $1.19 per diluted share exclusive of the after-tax impact of the debt prepayment costs which will be approximately $0.16 per diluted share," concluded Mr. Khoury.


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                                                                               6

      This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

      About B/E Aerospace, Inc.

      B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.







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                                                                               7

                                       *T*

                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                         THREE MONTHS ENDED
                                                  ------------------------------
                                                      June 30,      June 30,
(In millions, except per share data)                    2006          2005
                                                  ------------------------------
Net sales                                             $271.5        $207.6
Cost of sales                                          175.1         134.8
                                                      ------        ------
Gross profit                                            96.4          72.8
   Gross margin                                         35.5%         35.1%
Operating expenses:
   Selling, general and administrative                  39.4          32.1
   Research, development and engineering                21.7          16.6
                                                      ------        ------
Total operating expenses                                61.1          48.7
                                                      ------        ------
Operating earnings                                      35.3          24.1
   Operating margin                                     13.0%         11.6%
Interest expense, net                                    8.7          15.0
                                                      ------        ------
Earnings before income taxes                            26.6           9.1
Income taxes                                             7.9           0.7
                                                      ------        ------
   NET EARNINGS                                       $ 18.7        $  8.4
                                                      ======        ======
   NET EARNINGS PER COMMON SHARE
      Basic                                           $ 0.24        $ 0.15
                                                      ======        ======
      Diluted                                         $ 0.24        $ 0.14
                                                      ======        ======
Common shares:
      Basic
         Weighted average                               77.5          57.1
         End of period                                  77.6          57.7
      Diluted
         Weighted average                               78.1          60.1
         End of period                                  77.6          60.7


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                                                                               8

                                       *T*


                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                         SIX MONTHS ENDED
                                                  ------------------------------
                                                      June 30,      June 30,
(In millions, except per share data)                    2006          2005
                                                  ------------------------------
Net sales                                             $518.7        $404.1
Cost of sales                                          335.8         263.3
                                                      ------        ------
Gross profit                                           182.9         140.8
   Gross margin                                         35.3%         34.8%
Operating expenses:
   Selling, general and administrative                  76.4          63.8
   Research, development and engineering                40.1          33.0
                                                      ------        ------
Total operating expenses                               116.5          96.8
                                                      ------        ------
Operating earnings                                      66.4          44.0
   Operating margin                                     12.8%         10.9%
Interest expense, net                                   18.2          30.1
Loss on debt extinguishment                              1.8            --
                                                      ------        ------
Earnings before income taxes                            46.4          13.9
Income taxes                                            13.9           1.4
                                                      ------        ------
   NET EARNINGS                                       $ 32.5        $ 12.5
                                                      ======        ======
   NET EARNINGS PER COMMON SHARE
      Basic                                           $ 0.43        $ 0.22
                                                      ======        ======
      Diluted                                         $ 0.42        $ 0.21
                                                      ======        ======
Common shares:
      Basic
         Weighted average                               76.4          57.0
         End of period                                  77.6          57.7
      Diluted
         Weighted average                               77.6          59.8
         End of period                                  77.6          60.7


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                                                                               9

                                       *T*


                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                                    June 30,       December 31,
                                                      2006             2005
                                                 --------------   --------------
ASSETS

Current assets:
   Cash and cash equivalents                        $  134.8         $  356.0
   Accounts receivable, net                            145.6            131.9
   Inventories, net                                    285.3            223.7
   Deferred income taxes                                17.5             17.5
   Other current assets                                 19.1             15.1
                                                    --------         --------
     Total current assets                              602.3            744.2
Long-term assets                                       670.7            682.3
                                                    --------         --------
                                                    $1,273.0         $1,426.5
                                                    ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                           $  200.3         $  170.8
Long-term liabilities                                  436.4            686.1
                                                    --------         --------
                                                       636.7            856.9
Total stockholders' equity                             636.3            569.6
                                                    --------         --------
                                                    $1,273.0         $1,426.5
                                                    ========         ========


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                                                                              10

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)


                                                         SIX MONTHS ENDED
                                                  ------------------------------
                                                      June 30,      June 30,
                                                        2006          2005
                                                  ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                          $ 32.5        $ 12.5
   Adjustments to reconcile net earnings to net
    cash flows provided by (used in) operating
    activities:
      Depreciation and amortization                     14.0          14.4
      Provision for doubtful accounts                    0.9           0.4
      Non-cash compensation                              0.4           1.4
      Loss on debt extinguishment                        1.8            --
      Deferred income taxes                             11.1            --
   Changes in operating assets and liabilities,
    net of acquisitions                                (46.8)        (31.1)
                                                      ------        ------
Net cash flows provided by (used in) operating
 activities                                             13.9          (2.4)
                                                      ------        ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                (10.8)         (7.1)
   Proceeds from sale of property and equipment           --           0.8
   Other, net                                            (.1)          3.0
                                                      ------        ------
Net cash flows used in investing activities            (10.9)         (3.3)
                                                      ------        ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of stock, net of
    expenses                                            24.7           5.9
   Principal payments on long-term debt               (250.2)         (0.2)
                                                      ------        ------
Net cash flows (used in) provided by financing
 activities                                           (225.5)          5.7
                                                      ------        ------
Effect of exchange rate changes on cash flows            1.3          (1.3)
                                                      ------        ------
Net decrease in cash and cash equivalents             (221.2)         (1.3)

Cash and cash equivalents at beginning of
 period                                                356.0          76.3
                                                      ------        ------
Cash and cash equivalents at end of period            $134.8        $ 75.0
                                                      ======        ======



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